EXHIBIT 99.1

WRITTEN STATEMENT

PURSUANT TO

18 U.S.C. SECTION 1350

The undersigned, Max L. Gardner, the President of Irvine Apartment Communities LLC, the sole general partner of Irvine Apartment Communities, L.P. (the “Company”), pursuant to 18 U.S.C. §1350, hereby certifies that:

(i) the Annual Report on Form 10-K of the Company for the period ended December 31, 2002 (the “Report”) fully complies with the requirements of section 13(a) and 15(d) of the Securities Exchange Act of 1934; and

(ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated:  March 26, 2003

By:	/s/ MAX L. GARDNER
Max L. Gardner

A signed original of this written statement required by Section 906 has been provided to Irvine Apartment Communities, L.P. and will be retained by Irvine Apartment Communities, L.P. and furnished to the Securities and Exchange Commission or its staff upon request.